StemCells, Inc. Announces Strategic Realignment

Prioritizes Spinal Cord Injury Program to Reduce Cash Needs
and Expedite Progress to Pivotal Data

NEWARK, CA, December 23, 2015 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a world leader in the research and development of cell-based therapeutics for the treatment of disorders of the central nervous system, today announced a strategic realignment to fully focus the Company’s resources on its proprietary HuCNS-SC® platform technology for the treatment of chronic spinal cord injury (SCI).

Evidence of efficacy from the Company’s ongoing clinical trials in chronic SCI offers therapeutic promise to restore lost function previously considered unrecoverable. StemCells recently reported a pattern of improvements in both strength and motor function, six months post-transplant of its proprietary HuCNS-SC cells, in the first cohort of its Phase II Pathway™ Study in cervical spinal cord injury. These interim findings are especially compelling given that all patients were treated between 10 to 23 months post-injury. Spontaneous motor recovery is not expected in SCI at this late stage after injury. Moreover, the emerging Phase II data are consistent with the evolution of positive outcomes seen in the Company’s previous Phase I/II study in thoracic SCI, in which measurable sensory gains were reported in the majority of patients, and two of the seven patients enrolled with complete injuries (AIS A) converted to incomplete injuries (AIS B).

“The decision to prioritize our spinal cord injury program required some difficult choices, including the suspension of the Company’s Phase II Radiant™ Study in geographic atrophy of age-related macular degeneration (GA-AMD) while we seek a partner to fund continued development in retinal disorders,” said StemCells’ CEO Martin McGlynn. “Given the strength of our clinical findings for the safety and preliminary efficacy of our HuCNS-SC platform technology in treating chronic spinal cord injury, we have decided that now is the time to narrow our focus. Our overall mission remains the same: to realize the full potential of cell-based therapeutics as a one-time intervention yielding a long-term benefit for millions of patients affected by intractable diseases and disorders of the central nervous system. While our programs addressing neurodegenerative diseases and retinal disorders have also shown great promise, we have concluded that the most effective way to accomplish our objective is by concentrating our limited corporate resources on the program with which we are making the most rapid progress — chronic spinal cord injury.”

The plan announced today, which is estimated to yield a cost reduction of approximately $20 million over the next two years, will allow the Company to expedite completion of its ongoing Phase II Pathway Study and commencement of a pivotal Phase III clinical trial in chronic spinal cord injury.

Key elements of the plan include:

•	Immediate suspension of the Company’s Phase II Radiant Study in GA-AMD, which entails curtailing further patient enrollment and service agreements related to the AMD program.

•	A workforce reduction of approximately 25%, which is planned to be completed by January 31, 2016. The Company estimates it will incur restructuring charges of approximately $400,000 in Q1 2016 in connection with one-time employee termination costs, including severance and other benefits.

•	Ongoing efforts to monetize certain of the Company’s technology assets, which may include partnerships, strategic alliances, out-licenses of non-core intellectual property, and the pursuit of both non-dilutive and creative product-specific financing alternatives.

These measures will enable the Company to:

•	Reduce cash needs and reliance on capital markets.

•	Expedite enrollment in the ongoing Phase II Pathway Study in spinal cord injury, facilitating completion in 2016.

•	Enhance process development activities supporting commercial scale production of HuCNS-SC cells before the initiation of a Phase III study in SCI.

“We have sound reason for high confidence in our SCI program,” McGlynn noted. “We believe this singular focus on chronic spinal cord injury is the right course of action for our Company, as it expedites the opportunity to demonstrate clinical proof-of-concept for our lead product candidate, thereby best serving the patients who would benefit, while creating substantial long-term value for our stockholders as early as possible.

“We wish to thank the patients and clinicians who have participated in our clinical studies to date, as well as the many dedicated colleagues who have been instrumental in achieving our successes thus far. Our hope is that by focusing now on our most advanced program, we will be paving the way to further address other disorders in the future.”

About the StemCells, Inc. Spinal Cord Injury Program

The Phase II Pathway Study, titled “Study of Human Central Nervous System (CNS) Stem Cell Transplantation in Cervical Spinal Cord Injury,” is evaluating the safety and efficacy of transplanting the Company’s proprietary human neural stem cells (HuCNS-SC cells) into patients with traumatic injury in the cervical region of the spinal cord. Patients eligible for the Pathway Study have complete loss of motor control below the level of injury, the most severe degree of SCI as defined by the American Spinal Injury Association Impairment Scale (AIS). Clinicians are using both International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI) and Graded Assessment of Strength Sensibility and Prehension (GRASSP) measures to establish a pre-transplant baseline for each patient and to assess post-transplant progress. Conducted as a randomized, controlled, single-blinded study, the trial will measure efficacy by assessing motor function according to the ISNCSCI. The primary efficacy outcome will focus on change in upper extremity strength as measured in the hands, arms and shoulders. The trial will enroll approximately 52 subjects and follow the patients for 12 months post-transplant.

Information about the Company’s spinal cord injury program can be found on the StemCells, Inc. website at: http://www.stemcellsinc.com/Clinical-Programs/SCI

Information on the Company’s pre-clinical spinal cord injury research, along with an animation on the science of HuCNS-SC cells for the treatment of spinal cord injuries, can be found at: http://www.stemcellsinc.com/Science/Pre-Clinical-Studies/About-SCI

Information for patients interested in participating in the Pathway Study is available at:

http://www.sciresearchstudy.com

Additional information about the clinical trial is available at:

http://clinicaltrials.gov/ct2/show/NCT02163876?term=stem+cells+cervical+spinal+cord+injury&rank=1

About HuCNS-SC Cells

StemCells, Inc. has demonstrated human safety data from completed and ongoing clinical studies in which its proprietary HuCNS-SC cells have been transplanted directly into all three components of the central nervous system: the brain, the spinal cord and the eye. StemCells, Inc. clinicians and scientists believe that HuCNS-SC cells may have broad therapeutic application for many diseases and disorders of the CNS. Because the transplanted HuCNS-SC cells have been shown to engraft and survive long-term, there is the possibility of a durable clinical effect following a single transplantation. The HuCNS-SC platform technology is a highly purified composition of human neural stem cells (tissue-derived or “adult” stem cells). Manufactured under cGMP standards, the Company’s HuCNS-SC cells are purified, expanded in culture, cryopreserved, and then stored as banks of cells, ready to be made into individual patient doses when needed.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC platform technology (purified human neural stem cells) as a potential treatment for chronic spinal cord injury (SCI). The Company’s Pathway Study, a Phase II proof-of-concept trial in cervical SCI is actively enrolling at twelve sites. Six-month interim data for the first cohort of the Pathway Study showed the first-ever clinical evidence of a treatment effect improving both muscle strength and motor function following cellular transplant in spinal cord injury. Top-line data from the Company’s Phase I/II clinical trial in thoracic SCI showed measurable gains involving multiple sensory modalities and segments, including the conversion of two of seven patients enrolled in the study with complete injuries to incomplete injuries, post-transplant. The Company has also completed its Phase I/II clinical trial in geographic atrophy dry age related macular degeneration. Top-line results from this study show a positive safety profile and favorable preliminary efficacy data. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination by MRI.

Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); statements about the prospect of generating statistically meaningful data from the Pathway Study; statements about the nature and significance of the treatment effect seen in the Pathway Study; statements about expected cost savings and other benefits from the Company’s announced strategic restructuring plan; statements about the timing of the Company’s clinical and process development activities; statements about the Company’s plans for its program in GA-AMD; and statements about and the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties about whether preliminary data in any Phase I or Phase II clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies, including applicable institutional review boards at one or more clinical trial sites, will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:
Greg Schiffman, Chief Financial Officer StemCells, Inc.
(510) 456-4128

Lena Evans
Russo Partners

(212) 845-4262

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